METROPOLITAN SERIES FUND, INC.

EXPENSE AGREEMENT

AGREEMENT dated as of October 30, 2008 by and between Metropolitan Series Fund, Inc., a Maryland corporation (the “Fund”), and MetLife Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser is the investment adviser of several series of shares of common stock (each, a “Portfolio”) of the Fund pursuant to separate investment advisory agreements relating to each Portfolio; and

WHEREAS, the shares of each Portfolio have been divided into two or more classes of shares (each, a “Class”);

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1. Until further notice from the Adviser to the Fund, but in no event subsequent to April 30, 2009, the Adviser will waive such portion of the fees payable to it under the investment management agreement relating to each Portfolio listed in this Section 1, or pay such portion of the other operating expenses (excluding brokerage costs, interest, taxes or extraordinary expenses) (“Operating Expenses”) allocable to each Class incurred in the operation of each Portfolio, as is necessary to reduce the total Operating Expenses of each Class of each Portfolio to the following annual percentages of the average daily net assets of the respective Class of each Portfolio as set forth below:

Portfolio/Class	Percentage
MetLife Conservative Allocation Portfolio – Class A	0.10
MetLife Conservative Allocation Portfolio – Class E	0.25
MetLife Conservative Allocation Portfolio – Class B	0.35
MetLife Conservative to Moderate Allocation Portfolio – Class A	0.10
MetLife Conservative to Moderate Allocation Portfolio – Class E	0.25
MetLife Conservative to Moderate Allocation Portfolio – Class B	0.35
MetLife Moderate Allocation Portfolio – Class A	0.10
MetLife Moderate Allocation Portfolio – Class E	0.25
MetLife Moderate Allocation Portfolio – Class B	0.35
MetLife Moderate to Aggressive Allocation Portfolio – Class A	0.10
MetLife Moderate to Aggressive Allocation Portfolio – Class E	0.25
MetLife Moderate to Aggressive Allocation Portfolio – Class B	0.35
MetLife Aggressive Allocation Portfolio – Class A	0.10
MetLife Aggressive Allocation Portfolio – Class E	0.25
MetLife Aggressive Allocation Portfolio – Class B	0.35
Met/Dimensional International Small Company Portfolio – Class A	1.15
Met/Dimensional International Small Company Portfolio – Class B	1.40
Van Eck Global Natural Resources Portfolio – Class A	1.00
Van Eck Global Natural Resources Portfolio – Class B	1.25

2. In addition, until further notice from the Adviser to the Fund, but in no event subsequent to April 30, 2009, the Adviser will waive such portion of the Management Fee payable to it under the investment management agreement relating to each Portfolio listed in this Section 2, as is necessary to reduce the total Management Fee of each Class of each Portfolio to the following annual percentages of the average daily net assets of the respective Class of each Portfolio as set forth below:

Portfolio/Class	Percentage Before Waiver	Percentage After Waiver
MetLife Stock Index Portfolio – Class A, B and E	0.25	0.243
T. Rowe Price Large Cap Growth Portfolio – Class A, B and E	0.65 of the first $50M 0.60 of the excess over $50M	0.635 of the first $50M 0.60 of the excess over $50M
MetLife Mid Cap Stock Index Portfolio – Class A, B and E	0.25	0.243
Loomis Sayles Small Cap Portfolio – Class A, B and E	0.90 of the first $500M 0.85 of the excess over $500M	0.85 of the first $500M 0.80 of the excess over $500M
Russell 2000® Index Portfolio – Class A, B and E	0.25	0.243
Morgan Stanley EAFE® Index Portfolio – Class A, B and E	0.30	0.293
Lehman Brothers® Aggregate Bond Index Portfolio – Class A, B and E	0.25	0.244
BlackRock Bond Income Portfolio – Class A, B and E	0.40 of the first $1B 0.35 of the next $1B 0.30 of the next $1B 0.25 of the excess over $3B	0.40 of the first $1B 0.325 of the next $1B 0.30 of the next $1B 0.25 of the excess over $3B
BlackRock Money Market Portfolio – Class A, B and E	0.35 of the first $1B 0.30 of the next $1B 0.25 of the excess over $2B	0.345 of the first $500M 0.335 of the next $500M 0.30 of the next $1B 0.25 of the excess over $2B
MFS Value Portfolio – Class A, B and E	0.75% of first $250M 0.70% of next $2.25B 0.675% of next $2.5B 0.650% of the excess over $5B	0.65% of the first $1.2B 0.60% of the next $250M 0.50% of the excess of $1.25B
Julius Baer International Stock Portfolio – Class A, B and E	0.86% of the first $500M 0.80% of the next $500M 0.75% of the excess over $1B	0.81% of the first $500 million 0.78% of next $500M

3. The Fund, on behalf of each Portfolio, agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to each Class of MetLife Conservative Portfolio, MetLife Conservative to Moderate Portfolio, MetLife Moderate Portfolio, MetLife Moderate to Aggressive Portfolio, MetLife Aggressive Portfolio, Met/Dimensional International Small Company Portfolio and Van Eck Global Natural Resources Portfolio pursuant to Section 1 of this Agreement, subject to the limitations provided in this Section 3. Such repayment shall be made monthly, but only if the Operating Expenses of the Class in question, without regard to such repayment, are at an annual rate (as a percentage of average daily net assets of that Class) based on that Portfolio’s then-current fiscal year that is less than the percentage rate for such Class as set forth in Section 1. Furthermore, the amount repaid by the Fund in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other Operating Expenses allocable to the Class do not exceed the annual rate (as a percentage of that Class’ average daily net assets) for such Class as set forth in Section 1.

Amounts of fees waived and expenses borne by the Adviser with respect to expenses allocable to each Class pursuant to Section 1 during any fiscal year of the applicable Portfolio shall not be repayable if the amounts allocable to such Class and repayable by the Fund pursuant to the immediately preceding two sentences during the period ending five years after the end of such fiscal year in the case of MetLife Conservative Portfolio, MetLife Conservative to Moderate Portfolio, MetLife Moderate Portfolio, MetLife Moderate to Aggressive Portfolio, MetLife Aggressive Portfolio, Met/Dimensional International Small Company Portfolio and Van Eck Global Natural Resources Portfolio are not sufficient to completely repay such amounts of fees waived and expenses borne. In no event will the Fund be obligated to repay any fees waived or expenses allocable to any Class borne by the Adviser with respect to any other Class.

4. The Adviser may by notice in writing to the Fund terminate its obligation under Sections 1 and 2 to waive fees or bear expenses with respect to any Portfolio following April 30, 2009 (or change the percentage specified in Sections 1 and 2 with respect to each Portfolio), but no such change shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the date specified in such notice, if any such obligation is in effect pursuant to Section 3 herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

METROPOLITAN SERIES FUND, INC.

By:	/s/ Elizabeth M. Forget
Elizabeth M. Forget
President, Chief Executive Officer and Chairman

METLIFE ADVISERS, LLC

By:	/s/ Alan C. Leland
Alan C. Leland
Chief Financial Officer & Treasurer